UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Sun-Times Media Group, Inc.
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YOUR CONSENT REVOCATION IS IMPORTANT TO THE COMPANY

PLEASE SIGN AND RETURN THE ENCLOSED BLUE CONSENT
REVOCATION CARD TODAY!

December 11, 2008

Dear Fellow Shareholders:

We urge you to support your duly elected Board of Directors. As you know, Davidson Kempner Capital Management LLC is soliciting your consent to remove, without cause, all of the members of the Board (excluding one member) and replace them with its three nominees.

Your Board has announced plans to restructure the Board by January 1, 2009. However, Davidson Kempner, with a small percentage of your Company’s outstanding Common Stock, has disrupted and delayed this process in an effort to elect ONLY its own hand-picked nominees and not take into account the interest of all shareholders. Their actions have caused delay and confusion. If they prevail, your Company would have no meaningful continuity on the Board, as even the one remaining member has only been on the Board since June, 2008.

Your Board is fully aware of the dramatic steps that have to be taken to reduce the “cash burn rate” that Davidson Kempner referred to in its ill-conceived campaign to replace your Board. The Company has taken dramatic steps to reduce costs by $50 million earlier this year and announced in November 2008 that it intends to reduce expenses by another $50 million. These plans will fundamentally change the business model of the Company with the goal of eliminating the operating cash flow deficit. In contrast, Davidson Kempner has NO PLAN WHATSOEVER. It just wants to take control of the Board with its own self-selected nominees.

YOUR BOARD REMAINS SKEPTICAL AS TO WHY DAVIDSON KEMPNER
WOULD WANT TO REPLACE A BOARD THAT REPRESENTS
ALL SHAREHOLDERS WHEN IT HAS NO PLANS OF ITS OWN.

Your Board has repeatedly requested that Davidson Kempner’s nominees provide appropriate information to the Company and agree to be interviewed by the Nominating & Governance Committee. They have failed to do so. As a result your Board cannot even ascertain if these nominees are appropriate for your Company and if they are truly independent from Davidson Kempner. The question of their independence has taken on more urgency in light of the Chapter 11 filing of Tribune Company, announced on December 8 , 2008, and the revelation that Davidson Kempner has an unsecured claim of $203,943,000 against the Tribune Company. With the Chicago Tribune being the main competitor of the Chicago Sun-Times, and in a situation in which Davidson Kempner’s investment is substantially greater in the competitor than it is in your Company, there is a concern as to a possible conflict of interest if the directors nominated by Davidson Kempner are not truly independent of Davidson Kempner.

Your Board remains committed to:

•	Restructuring the Board to include directors with institutional knowledge, as well as directors with the experience and skills to guide the Company through the industry’s worst period in history while retaining a commitment to journalistic integrity and to the Chicago community. This process is under way.

•	Carrying out our previously announced plans for cost-cutting and revenue enhancement that are necessary under the current economic circumstances, while at the same time preserving the value of the Company’s many newspapers and other publications.

THEREFORE, we urge your continuing support. We ask that you sign and return the BLUE Consent Revocation Card and that you do NOT sign the consent sent to you by Davidson Kempner. If you need any assistance in voting your BLUE Consent

Revocation Card, please call the firm that is assisting us with this matter, MacKenzie Partners, Inc., Toll-Free at 800-322-2885 or by email at proxy@mackenzie partners.com.

Sincerely yours,

-s- Cyrus F. Freidheim, Jr.
Cyrus F. Freidheim, Jr.
Chief Executive Officer

Cautionary Statement on Forward-Looking Statements

Certain statements made in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” “plan,” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

If you have questions or need assistance revoking consent on your shares please contact:

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